Exhibit (c)(6)

Cool Company Discussion Materials for the Special Committee of the Board of Directors September 17, 2025

Confidential / Preliminary & Subject to Change These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of the Company to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Note: Institutional Investor (“II”) data is provided for informational purposes only and is not intended to imply or reflect, and should not be viewed as implying or reflecting, the views of any Firm analyst or group of Firm analysts with respect to any particular security or industry sector. This year’s II-America Survey covered 50+ sectors, and rankings reported herein (i.e. “weighted” rankings) are based on weightings of the firm’s individual analysts’ rankings added together (#1 = 4pts, #2 = 3pts, #3= 2pts, R/U = 1pt). The Firm’s Equity Research Department is independent of its Investment Banking Department, and the terms of applicable FINRA rules preclude Evercore investment banking personnel from committing to research coverage. All research coverage decisions are made by Equity Research Management and the appropriate research analyst, although, as a general matter, and subject to Equity Research Management approval, it is our general practice to provide equity research coverage where the Firm serves as a Bookrunner of an equity or equity-linked offering.

Confidential / Preliminary & Subject to Change Introduction . On August 12, 2025, EPS Ventures Ltd (“EPSV”) submitted a non-binding proposal to the Board of Directors of Cool Company Ltd (“CoolCo” or the “Company”) to acquire each common share it does not already own for $8.35 per common share (the “Initial Offer”) . The Initial Offer represented a 17.8% premium to the Company’s closing share price of $7.09 on August 9, 2025, the trading day prior to EPSV’s Initial Offer . To evaluate the Initial Offer from EPSV, the CoolCo Board of Directors formed a Special Committee comprised of independent board members unaffiliated with EPSV (the “Special Committee”) . Working with its financial advisor Evercore Group LLC (“Evercore”), the Special Committee conducted due diligence on CoolCo’s financial projections as provided by management (the “Company Case”) and requested a case sensitivity from the management team reflecting more favorable spot rate and useful life assumptions (the “Special Committee Case”) . On September 10, 2025, the Special Committee convened a meeting in which it formulated a counter-offer to EPSV and Evercore provided preliminary valuation perspectives based on the Company Case and Special Committee Case . On September 11, 2025, Sami Iskander, Chairman of the Special Committee, and representatives from Evercore met with EPSV in London to deliver the Special Committee’s counter-offer of $11.75 per common share (the “Committee Proposal”) and provide its rationale for the Committee Proposal . On September 16, 2025, EPSV presented its revised proposal to the Special Committee and Evercore, in which it updated its offer price to $9.10 per common share (the “Proposed Consideration”), which represents an 18.2% premium to CoolCo’s closing share price of $7.70 on September 16, 2025 . When delivering its revised proposal, EPSV highlighted areas in which it disagreed with the assumptions in the Special Committee Case, including long-term inflation assumptions, near-term cost reduction initiatives to vessel operating expenses and G&A and environmental-related capex requirements to extend vessel useful life . EPSV presented revised third-party appraisals that resulted in an implied NAV of $8.96 per share . Later on September 16, 2026, the Special Committee convened to discuss initial perspectives on a response to EPSV . The Special Committee agreed that EPSV's revised proposal included certain valid proposed changes and requested certain assumption modifications to the financial analyses to further inform a potential counter-offer 1

Confidential / Preliminary & Subject to Change EPSV’s Proposal: Analysis at Various Prices Source: Company materials, FactSet (9/16/25), Wall Street research 1. Represents both Company Case and Special Committee Case multiples, given the two cases are equivalent through 2026 2. While the Proposed Transaction has not been publicly disclosed, the share price from one day prior to EPSV submitting its non-binding proposal is included for reference ($ in millions, except per share data) 2 Current Initial Proposed Committee (9/16/25) Offer Consideration Proposal Metric $7.70 $8.35 $9.10 $9.50 $10.00 $10.50 $11.00 $11.50 $11.75 Implied Transaction Value CoolCo Share Price $7.70 $8.35 $9.10 $9.50 $10.00 $10.50 $11.00 $11.50 $11.75 (x) Fully Diluted Shares Outstanding 52.976 52.976 52.976 52.976 52.976 53.027 53.075 53.118 53.138 Implied Equity Value $407.9 $442.3 $482.1 $503.3 $529.8 $556.8 $583.8 $610.9 $624.4 (+) Total Debt (6/30/25) 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 1,385.3 (–) Cash, Restricted Cash and Equivalents (6/30/25) (109.7) (109.7) (109.7) (109.7) (109.7) (109.7) (109.7) (109.7) (109.7) Implied Total Enterprise Value $1,683.5 $1,718.0 $1,757.7 $1,778.9 $1,805.4 $1,832.4 $1,859.4 $1,886.5 $1,900.0 Implied Transaction Premium / (Discount) Current Share Price (9/16/25) $7.70 0.0% 8.4% 18.2% 23.4% 29.9% 36.4% 42.9% 49.4% 52.6% Share Price at Offer (8/11/25) $7.09 8.6% 17.8% 28.3% 34.0% 41.0% 48.1% 55.1% 62.2% 65.7% 30-day VWAP 7.71 (0.2%) 8.2% 18.0% 23.1% 29.6% 36.1% 42.6% 49.1% 52.3% 60-day VWAP 7.33 5.0% 13.9% 24.1% 29.5% 36.4% 43.2% 50.0% 56.8% 60.2% 90-day VWAP 6.95 10.8% 20.2% 30.9% 36.7% 43.9% 51.1% 58.3% 65.5% 69.1% 52-Week High 11.71 (34.2%) (28.7%) (22.3%) (18.9%) (14.6%) (10.3%) (6.1%) (1.8%) 0.3% 52-Week Low 4.51 70.7% 85.1% 101.8% 110.6% 121.7% 132.8% 143.9% 155.0% 160.5% Implied Transaction Multiples TEV / EBITDA 2025E (Analyst Consensus) $225.8 7.5x 7.6x 7.8x 7.9x 8.0x 8.1x 8.2x 8.4x 8.4x 2026E (Analyst Consensus) 206.1 8.2 8.3 8.5 8.6 8.8 8.9 9.0 9.2 9.2 2025E (CLCO Mgmt)1 $214.9 7.8 8.0x 8.2x 8.3x 8.4x 8.5x 8.7x 8.8x 8.8x 2026E (CLCO Mgmt)1 186.8 9.0 9.2 9.4 9.5 9.7 9.8 10.0 10.1 10.2 2

Confidential / Preliminary & Subject to Change

Potential Modifications to the Special Committee Case

	Assumption	Commentary
Life Extension Upgrades	Inflation	■ Modified inflation assumption for Opex, G&A, drydock capital expenditures, vessel scrap proceeds and Opex rate escalations from 2.0% to 2.5%, which is less than 3.0% used by management in long-term bidding models
	Subcooler Installation	■ Assumes subcooler installation for $10.5mm on each of the four TFDEs that have not yet been upgraded ■ Installation occurs during next drydock and results in a rate increase of $5k per day over projected spot rates
	Environmental Capex	■ Environmental upgrade capex to comply with CII regulations increased to $6mm for TFDEs and $5mm for X-DFs from $2mm and now assumed to occur during next drydock to improve commercial viability rather than final drydock ■ Environmental upgrade capex assumption of $2mm removed from final drydock for ME-GA vessels per management

Bridge from DCF Midpoint Presented to EPSV to Adjusted Midpoint[1]


Special Committee Counter-Offer
$11.75
TBD
$12.78
($0.82)
$0.25
($0.74)
$11.47
DCF Midpoint Presented to EPSV
Inflation
Subcooler Installations
Environmental Capex
Adjusted Midpoint
Potentially Adjustments to Special Committee Case

Share Price Sensitivity Analysis


$9.84
$11.47
$13.10
($2.5k)
0
+$2.5k
Recharter Rate Sensitivity

EVERCORE
3
COOLCO

Source: Special Committee Case, Management Guidance
1. Discount cash flow analysis utilizes 8.5% midpoint weighted average cost of capital for negotiation purposes only

Confidential / Preliminary & Subject to Change Premia Paid Analysis Source: Refinitiv (as of September 2025) Note: Excluding also select deals that did not publicly disclose relevant data 4 . Transactions announced since January 1st, 2020 . Transaction size: $1.0bn - $3.0bn . All cash only . US publicly traded targets only . Excluding transactions in the financial and REIT sectors Transaction Selection Criteria Premia Paid Implied CoolCo Share Price 1 Day Prior 1 Week Prior 1 Month Prior 1 Day Prior 1 Week Prior 1 Month Prior Implied Premium ($9.10 Offer) 15.8% 19.3% 23.1% Median 40.5% 42.2% 43.0% $10.82 $10.95 $11.01 75th Percentile 70.3% 72.5% 67.5% 13.12 13.28 12.90 Mean 50.0% 51.1% 54.9% 11.55 11.63 11.93 25th Percentile 20.4% 23.1% 24.9% 9.27 9.48 9.62

Confidential / Preliminary & Subject to Change Appendix

Confidential / Preliminary & Subject to Change Summary of Preliminary Financial Analysis – Implied Price per Share Source: Company Case, Special Committee Case, Wall Street Research, FactSet and Bloomberg (9/16/25) Midpoint / Average Primary Financial Analysis For Reference Only Useful Life DCF Public Company Trading Precedents Net Asset Value WACC: 8.50% - 9.50% 2025E EBITDA Multiple: 7.5x - 9.5x 2026E EBITDA Multiple: 8.0x - 10.0x NTM EBITDA Multiple: 8.0x - 10.0x Appraisal GAV Appraisal P / NAV Multiple: 0.70x - 1.05x Based on Low and High of Past 52 Weeks Analyst Price Targets Based on minmax of 25th- 75th percentiles of 1d, 1wk, 1mo Premia (20.4%- 72.5%), times current share price Based on Low and High of Equity Research 52-Week Share Price Range NAV Precedent Transactions Special Committee Case Company Case Premia Paid Recharter Rate Sensitivity: ($5k) - $5k EV / 2025E EBITDA EV / 2026E EBITDA EV / NTM EBITDA $2.65 $7.03 $5.89 $3.72 $4.61 $10.67 $4.51 $9.27 $7.55 $10.06 $16.05 $13.80 $10.59 $11.71 $16.01 $11.71 $13.28 $12.00 $6.23 $11.41 $9.84 $7.15 $8.16 $15.24 $13.34 $8.25 $11.28 $9.47 Current Price: $7.70 Proposed Consideration: $9.10 5